Exhibit 99.2

Praxair Declares Dividend in Third Quarter 2015; Authorizes New Share Repurchase Program

DANBURY, Conn.--(BUSINESS WIRE)--July 29, 2015--The board of directors of Praxair, Inc. (NYSE:PX) has declared a quarterly dividend of 71.5 cents per share, unchanged from the previous quarter. The dividend is payable on September 15, 2015 to shareholders of record on September 8, 2015.

The board of directors has also authorized a new share repurchase program for up to $1.5 billion of Praxair’s common stock. Praxair has approximately $500 million of repurchase authority available under its previously announced buyback authorization from January 2014, giving it approximately $2.0 billion available for stock repurchases under these programs.

Repurchases may take place from time to time on the open market, which may include the use of 10b5-1 trading plans, or through negotiated transactions, subject to market and business conditions. The repurchases will be financed by available cash and debt.

About Praxair

Praxair, Inc., a Fortune 250 company with 2014 sales of $12.3 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

CONTACT:
Praxair, Inc.
Media
Jason Stewart, 203-837-2448
jason_stewart@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com